EXHIBIT 10.17

AMENDED AND RESTATED
SECOND AMENDMENT TO OFFICE LEASE

                    This Amended and Restated Second Amendment to Office Lease (this “Amendment”) is executed as of May 31, 2006. between HUB PROPERTIES LLC, a Massachusetts limited liability company having an address c/o Reit Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458 (“Landlord”), and QUALITY SYSTEMS, INC., a California corporation having an address at 18191 Von Karman Avenue, #420, Irvine, CA 92612, Attention: Chief Financial Office (“Tenant”).

RECITALS

                    Landlord and Tenant entered into that certain Office Lease dated May 8, 2002, as amended by that certain Expansion and Extension Amendment to Office Lease dated October 8, 2004 and as may be further amended from time to time (collectively, the “Lease”) pursuant to which Tenant is currently leasing 46,357 Rentable Square Feet (based on a remeasurement of the space which Tenant agrees is accurate) of space in the Building (as more particularly described in the Lease, the “Original Premises and Expansion Premises”).

                    Landlord and Tenant entered into that certain Second Amendment to Office Lease dated February 14, 2006 (the “Second Amendment”) pursuant to which Tenant has agreed to lease an additional 22,333 Rentable Square Feet of space on the (1st) floor of the Building and (ii) extended the Term for a period of sixty (60) calendar months.

                    Prior to completion of the Additional Expansion Work (as defined in the Second Amendment), Tenant notified Landlord that Tenant desired to expand the Additional Expansion Premises (as defined in the Second Amendment).

                    Landlord and Tenant desire to amend and restate the Second Amendment and Landlord desires to lease additional space to Tenant on the terms and conditions contained herein.

                    Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

AGREEMENTS

                    For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

                    1.          Recitals. The foregoing recitals are hereby incorporated into the body of this Amendment as if they were set forth in full herein.

                    2.          Amendment. This Amendment amends, restates and supersedes the Second Amendment.

                    3.          Additional Expansion Premises; Use; Tenant’s Tax Share and Tenant’s Expense Share. As of the Additional Expansion Premises Commencement Date (as

hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, 25,230 Rentable Square Feet of Space (the “Additional Expansion Premises”) located on the 1st floor of the Building, shown on the schematic plans prepared by Space Design Incorporated, drawings A l.1, A l.2, A2.1 A2.2, A3.1, A3.2, A4.1, A4.2, and Dl .2, dated March 27, 2006 and drawing Dl .1 dated January 3, 2005 (collectively, the “Additional Expansion Schematic Plan”), on the terms and conditions of the Lease, as amended hereby, which Additional Expansion Premises, or any part thereof, Tenant shall not use or occupy, or permit or suffer to be used or occupied, other than for the Permitted Use. From and after the Additional Expansion Premises Commencement Date, the term “Premises” shall refer collectively to the Original Premises and Expansion Premises and the Additional Expansion Premises, and both Tenant’s Tax Share and Tenant’s Expense Share shall be increased to 65.0791%, which is the ratio of the Rentable Area of the Original Premises and Expansion Premises, the Additional Expansion Premises (71,587 Rentable Square Feet) to the total Rentable Area of the Building (110,000 Rentable Square Feet). Landlord and Tenant stipulate that the aggregate Rentable Square Feet in the Original Premises and the Expansion Premises, the Additional Expansion Premises is 71,587 Rentable Square Feet and the aggregate Rentable Square Feet in the Building is 110,000 Rentable Square Feet.

                     4.          Conference Center; Use; Tenant’s Tax Share and Tenant’s Expense Share. As of the Conference Center Commencement Date (as hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, 6,245 Rentable Square Feet of Space (the“Conference Center”) located on the 1st floor of the Building, shown on the schematic plan prepared by Space Design Incorporated, dated April 12, 2006, drawings Al, A2, and A3 (the “Conference Center Schematic”), on the terms and conditions of the Lease, as amended hereby, which Conference Center, or any part thereof, Tenant shall not use or occupy, or permit or suffer to be used or occupied, other than for the Permitted Use. From and after the Conference Center Commencement Date, the term “Premises” shall refer collectively to the Original Premises and Expansion Premises, the Additional Expansion Premises and the Conference Center, and both Tenant’s Tax Share and Tenant’s Expense Share shall be increased to 70.7564%, which is the ratio of the Rentable Area of the Original Premises and Expansion Premises, the Additional Expansion Premises and the Conference Center (77,832 Rentable Square Feet) to the total Rentable Area of the Building (110,000 Rentable Square Feet). Landlord and Tenant stipulate that the aggregate Rentable Square Feet in the Original Premises and the Expansion Premises, the Additional Expansion Premises and the Conference Center is 77,832 Rentable Square Feet and the aggregate Rentable Square Feet in the Building is 110,000 Rentable Square Feet. Landlord and Tenant acknowledge and agree that if the Additional Expansion Premises Commencement Date and the Conference Center Commencement Date occurs on the same date, Tenant’s Tax Share and Tenant’s Expense Share shall be calculated as provided in this Section 4.

                     5.          Additional Expansion and Conference Center Work.

                                  (a)           Additional Expansion Work. Landlord shall construct within the Additional Expansion Premises, at Landlord’s expense (subject to Tenant’s obligation to pay certain excess costs under Section 5(i)), those certain improvements depicted on the Additional Expansion Schematic Plan. Landlord and Tenant hereby approve the Additional Expansion Schematic Plan. All work agreed to be performed by Landlord pursuant to this Section 5(a) (including all materials, supplies, components, labor and services required therefor) is herein referred to as the “Additional Expansion Work”).

                                   (b)          Conference Center Work. Landlord shall construct within the Conference Center, at Landlord’s expense (subject to Tenant’s obligation to pay certain excess costs under Section 5(i)), those certain improvements depicted on the Conference Center Schematic Plan. Landlord and Tenant hereby approve the Conference Center Schematic Plan. All work agreed to be performed by Landlord pursuant to this Section 5(b) (including all materials, supplies, components, labor and services required therefor) is herein referred to as the “Conference Center Work”; the Additional Expansion Work and the Conference Center Work are herein collectively referred to as the “Work”).

                                  (c)           Tenant’s Expansion Representative. Tenant hereby designates Bob Ellis as the “Tenant’s Expansion Representative,” who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Building as Tenant’s representative concerning the matters which are the subject of this Section 5 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Expansion Construction Documents (as defined in Section 5(d)(i)) and the Work, in giving approvals of design documents and work, and in making requests and approval for changes.

                                   (d)          Preparation, Review and Approval of Expansion Construction Documents.

                                                 (i)          Expansion Construction Documents. Landlord, at Tenant’s expense, shall cause to be prepared construction documents consistent with the Additional Expansion Schematic Plan and Landlord, at Landlord’s cost, shall cause to be prepared construction documents consistent with the Conference Center Schematic Plan (collectively, “Expansion Construction Documents”), to be approved by Tenant pursuant to Section 5(d)(ii). The Expansion Construction Documents shall be signed and sealed by a reputable architect or professional engineer (where applicable) licensed and registered in the Commonwealth of Pennsylvania and shall contain, at a minimum, floor plans, reflected ceiling plans, power and telephone plans, mechanical plans, electrical plans, fire protection plans and all other details and schedules which designate the locations and specifications for all mechanical, electrical, fire protection and life safety equipment to be installed in the Additional Expansion Premises and the Conference Center, and all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, special air conditioning and other improvements to be installed within the Additional Expansion Premises and Conference Center. Landlord, at its sole option, may prepare separate Expansion Construction Documents for the Additional Expansion Premises and the Conference Center.

                                                 (ii)         Tenant Approval. Landlord shall submit for Tenant’s approval the Expansion Construction Documents for the Additional Expansion Premises and the Conference Center (which submission by Landlord and subsequent approval or comments by Tenant may occur separately), in accordance with the following procedural requirements:

                                                     (A)           Tenant shall review each draft of the Expansion Construction Documents received from Landlord, and either (a) approve the same or (b) return the same to Landlord with a written notice detailing only those requested modifications which are required in order to correct material deviations from the Additional Expansion Schematic Plan and/or the Conference Center Schematic Plan, in either event within five (5) business days after receipt thereof from Landlord. Any other changes to the Expansion Construction Documents desired by Tenant shall be requested under Section 5(i).

                                                     (B)          If Tenant shall return the Expansion Construction Documents to Landlord in timely fashion with written requested modifications, Landlord shall, subject to Section 5(d)(ii)(D), revise the Expansion Construction Documents within a reasonable period of time and resubmit same to Tenant for approval pursuant to Section 5(d)(ii)(A), until the Expansion Construction Documents are approved.

                                                     (C)          The Expansion Construction Documents shall be deemed approved by Tenant upon the first to occur of (i) Landlord’s receipt of Tenant’s written notice approving same, or (ii) Tenant’s failure to deliver written notice to Landlord either approving or suggesting modifications of the Expansion Construction Documents of the sort permitted under Section 5(d)(ii)(A), within the time required under Section 5(d)(ii)(A), or (iii) if all of Tenant’s requested modifications of the Expansion Construction Documents are disapproved by Landlord pursuant to Section 5(d)(ii)(D).

                                                     (D)          Landlord shall not unreasonably disapprove modifications of the Expansion Construction Documents requested by Tenant pursuant to Section 5(d)(ii)(A). Without limiting the generality of the foregoing, Tenant acknowledges that it shall be reasonable for Landlord to disapprove modifications requested by Tenant under this Section 5(d)(ii) because the work detailed in the proposed modification is inconsistent with the work contemplated in the Additional Expansion Schematic Plan or the Conference Center Schematic Plan, or because the work detailed in the proposed modification; (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would materially increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretation thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant’s premises; (h) is prohibited by a ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval whether or not such other reasons are similar or dissimilar to the foregoing. Neither the preparation by or for Landlord of the Additional Expansion Schematic Plan, the Conference Center Schematic Plan or the Expansion Construction Documents, nor Landlord’s performance, supervision or monitoring of the construction of the Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Additional Expansion Premises or Conference Center.

                                  (e)          Tenant Delays. Each of the following shall constitute a “Tenant Delay” under this Amendment:

                                                 (i)           Failure of Tenant to have given Landlord written notice approving the Expansion Construction Documents within five (5) business days after receipt of each set of Expansion Construction Documents from Landlord.

                                                 (ii)          Any changes to the Expansion Construction Documents requested by Tenant following Tenant’s approval or deemed approval of such documents, or any Additional Work to the Expansion Premises (as defined in Section 5(i)) requested by Tenant, provided that if Tenant’s request for Additional Work to the Expansion Premises is specifically conditioned upon its approval of Landlord’s estimate of such delay, Landlord shall promptly notify Tenant of Landlord’s good-faith estimate of the anticipated delay, and the Additional Work to the Expansion Premises shall not be constructed unless Tenant shall have approved such estimated delay within five (5) business days after receipt of such estimates.

                                                 (iii)        Delays in furnishing materials, services, supplies, labor or components that Tenant has requested be specified or required in the Expansion Construction Documents; provided, that if Landlord anticipates that any such item specified by Tenant will result in Tenant Delay, Landlord shall promptly notify Tenant of Landlord’s good-faith estimate of the anticipated delay, and the items specified by Tenant shall not be incorporated in the Expansion Construction Documents unless Tenant shall have approved such estimated delay within five (5) business days after receipt of such estimate.

                                                 (iv)         Delays caused by the performance of or failure to perform any work or any activity in the Additional Expansion Premises and/or the Conference Center by Tenant or any of its employees, agents, or contractors.

                                                 (v)          Delays caused by any fault of Tenant or its agents, employees or contractors, including, without limitation, its designers and consultants.

                                   (f)         Substitutions and Changes. In constructing the Work, Landlord reserves the right (a) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes to the work necessitated by conditions met in the course of construction, provided that if Landlord reasonably believes any change is material and substantial in nature, then Tenant’s approval of such change shall first be obtained (which approval shall not be unreasonably withheld so long as there shall be general conformity with the Expansion Construction Documents and shall be deemed given unless withheld in writing within five (5) days following Landlord’s request therefor).

                                   (g)         Landlord’s Contractor. The Work is to be performed by Landlord’s contractor, which shall be selected by Landlord.

                                  (h)         Tenant’s Expansion Representative’s Access, Inspection, and Approval.

                                                 (i)           Landlord, upon reasonable notice, shall afford Tenant and Tenant’s Expansion Representative or agent(s) access to the Additional Expansion Premises and Conference Center, at reasonable times during the course of construction and at Tenant’s sole risk and expense, for the purposes of inspecting work completed or in progress, and of taking field measurements.

                                                 (ii)          As to all Work performed by or on behalf of Landlord and not objected to by Tenant in accordance with this Section 5, it shall be conclusively deemed on the Substantial Completion Date for the Additional Expansion Premises or the Substantial Completion Date for the Conference Center, as applicable, that such work was satisfactorily performed in accordance with and meets the requirements of this Amendment; provided, however, that the foregoing presumption shall not apply: (i) to latent defects in such work which could not reasonably have been discovered by the Substantial Completion Date for the Additional Expansion Premises or the Substantial Completion Date for the Conference Center Work, as applicable, provided Tenant notifies Landlord thereof within sixty (60) days after such date, or (ii) to defects discoverable by a visual inspection or by ordinary use of the Additional Expansion Premise or the Conference Center for the purpose for which each space is leased in this Amendment, provided Tenant notifies Landlord thereof within sixty (60) days after the Substantial Completion Date for the Additional Expansion Premises or the Substantial Completion Date for the Conference Center, as applicable. As to any item of Work remaining to be completed hereunder after the Substantial Completion Date for the Additional Expansion Premises or the Substantial Completion Date for the Conference Center, as applicable, the parties shall jointly prepare a punch-list on or about such dates, and Landlord shall complete such items within sixty (60) days thereafter (except for items which cannot reasonably be completed within such sixty (60) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

                                  (i)           Additional Work to the Expansion Premises. Upon Tenant’s written request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the work described in the approved Additional Expansion Schematic Plan and the Conference Center Schematic Plan (and the Expansion Construction Documents prepared consistent therewith) (“Additional Work to the Expansion Premises”) and the approval by Landlord of such Additional Work to the Expansion Premises which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work to the Expansion Premises, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Paragraph (i). Prior to commencing any Additional Work to the Expansion Premises requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work to the Expansion Premises, and an additional charge payable to Landlord in the amount of five percent (5%) of the total cost of the Additional Work to the Expansion Premises as compensation for Landlord’s general conditions (such fee and additional charge being hereinafter referred to collectively as “Landlord’s Expansion Compensation”) and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “Expansion TEO”) for the Additional Work to the Expansion Premises in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such Expansion TEO and shall pay to Landlord the entire cost of the Additional Work to the Expansion Premises, including Landlord’s Expansion Compensation (as reflected in Landlord’s statement of such cost), within five (5) days after Landlord’s submission of such statement and Expansion TEO to Tenant. If Tenant fails to execute or deliver such Expansion TEO or pay the entire cost of such Additional Work to the Expansion Premises within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work to the Expansion Premises and may proceed to do only the Additional Expansion Work, as specified in the approved Expansion Construction Documents.

                                  (j)          Tenant’s Contractors. During the Term of the Lease, as amended hereby, in making any alterations and improvements or performing any other work of any kind within the Additional Expansion Premises and the Conference Center through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:

                                                 (i)          Prior to commencing any such work, Tenant shall (a) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (b) obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications.

                                                 (ii)         The work shall be performed at Tenant’s expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord’s sole opinion, and who in fact do not, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Tenant’s contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit D attached to the Lease, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

                                                 (iii)         Each of such contractors being paid $5,000.00 or more shall, prior to the commencement of their work and not later than ten (10) days after the execution of their respective contracts, file waivers of mechanic’s liens in the appropriate public office, which waivers shall be effective to preclude the filing of any mechanic’s liens on account of the work to be performed by any of Tenant’s contractors, subcontractors or materialmen.

                                                 (iv)         No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in the Additional Expansion Premises, the Conference Center or in or about the Property generally. Landlord shall, however, endeavor to allow Tenant access for such work at the earliest time after the Substantial Completion Date for the Additional Expansion Premises or the Substantial Completion Date for the Conference Center, as applicable, consistent with the restrictions of this Paragraph (j). Tenant’s contractors and subcontractors shall be subject to the decisions of Landlord’s contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants’ contractors and subcontractors, but Landlord’s contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors or for the coordination of the work of Landlord’s contractors or others with Tenant’s contractors.

                                                 (v)          Except as otherwise set forth in this Paragraph (j), all such work shall be subject to the requirements and provisions of Section 10.6, 10.7 and 25 of the Lease.

                                                 (vi)         Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s, or any other tenant’s, contractors and subcontractors.

                    6.          Term.

                                 (a)          Additional Expansion Premises Commencement Date. The Term of the Lease with respect to the Additional Expansion Premises shall commence on the date (the “Additional Expansion Premises Commencement Date”) which is the earlier of (i) the date on which Tenant or anyone claiming under or through Tenant first enters the Additional Expansion Premises or any portion thereof for purposes of occupying the same for any reason or performing any work or services therein or (ii) the date of Substantial Completion of the Additional Expansion Premises. Tenant covenants that it shall accept possession of the Additional Expansion Premises on the Additional Expansion Premises Commencement Date and thereafter continuously occupy the Additional Expansion Premises during the entire Term (as extended by Section 6(e) below), subject only to the rights of sublease or assignment contained in the Lease, as amended hereby.

                                (b)          Conference Center Commencement Date. The Term of the Lease with respect to the Conference Center shall commence on the date (the “Conference Center Commencement Date”) which is the earlier of (i) the date on which Tenant or anyone claiming under or through Tenant first enters the Conference Center or any portion thereof for purposes of occupying the same for any reason or performing any work or services therein or (ii) the date of Substantial Completion of the Conference Center. Tenant covenants that it shall accept possession of the Conference Center on the Conference Center Commencement Date and thereafter continuously occupy the Conference Center during the entire Term (as extended by Section 6(e) below), subject only to the rights of sublease or assignment contained in the Lease, as amended hereby.

                                (c)          Extension of Term. As of the Additional Expansion Premises Commencement Date, the third sentence of Section 3.1 of the Lease is deleted in its entirety and replaced with the following:

                               “The Term shall continue until that date (the “Termination Date”) which is the last day of the sixtieth (60th) full calendar month after the calendar month in which the Conference Center Commencement Date occurs.”

                                (d)          Substantial Completion. The term “Substantially Completed” shall mean that state of completion of the Additional Expansion Work or the Conference Center, as applicable, which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Additional Expansion Premises (“Substantial Completion of the Additional Expansion Premises”) or the Conference Center (“Substantial Completion of the Conference Center”) for their intended purpose without material interference to the customary business activities of Tenant by reason of the completion of any work being performed by Landlord, provided Substantial Completion of the Additional Expansion Premises or Substantial Completion of the Conference Center cannot occur unless there is available to the Additional Expansion Premises or the Conference Center, as applicable: (1) reasonable quantities of those utility services required to be furnished by Landlord under the terms of the Lease and (2) reasonable access through a ground floor entranceway of the Building and that portion of the lobby area of the Building leading from such entranceway to the Additional Expansion Premises or Conference Center, as applicable. The Additional Expansion Premises and the Conference Center shall be deemed to be Substantially Completed notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. Landlord presently anticipates that the date of Substantial Completion of the Additional Expansion Premises and the date of Substantial Completion of the Conference Center will be on or about the ninetieth (90th) day after the date on which Landlord receives of all permits necessary to complete the work in the space in question. The term “Date of Substantial Completion of the Additional Expansion Premises” shall mean the earlier of (i) the date on which the Additional Expansion Work is Substantially Completed or (ii) the date that the Additional Expansion Work would have been Substantially Completed but for any Tenant Delay. The term “Date of Substantial Completion of the Conference Center” shall mean the earlier of (i) the date on which the Conference Center Work is Substantially Completed or (ii) the date that the Conference Center Work would have been Substantially Completed but for any Tenant Delay.

                    Notwithstanding anything contained herein to the contrary, Tenant and Landlord acknowledge that, as of March 21, 2006, Tenant Delay has occurred pursuant to the terms of Paragraph (d)(ii) of Section 2 of the Second Amendment and Tenant has received notice of the same from Landlord in accordance with the Lease. As a result of the Tenant Delay, Tenant shall commence paying Minimum Rent for the 22,333 square feet of space Tenant agreed to lease under the Second Amendment as of June 2, 2006 (which date Landlord and Tenant acknowledge is the date that the 22,333 square feet of space Tenant agreed to lease under the Second Amendment would have been Substantially Complete but for Tenant Delay under the Second Amendment).

                                (e)          Confirmation Agreement. On or about the Conference Center Commencement Date, Landlord shall prepare and Landlord and Tenant shall each promptly execute, acknowledge and deliver to one another an agreement in form substantially as set forth in Exhibit A attached hereto and made a part hereof.

                    7.          Tenant’s Termination Option. As of the Conference Center Commencement Date:

                                (a)           Tenant shall have the one-time option to terminate the Lease effective as of the last day of the thirty-sixth (36th) full calendar month after the Conference Center Commencement Date (the “End Date”), by delivery of written notice of termination to Landlord at least seven (7) months prior to the End Date; provided, however, that Tenant may only exercise such termination option if, prior to Tenant’s giving notice of such exercise, (i) Tenant has sold all or substantially all of the assets of its subsidiary, NextGen Healthcare Information Systems, a California corporation (“Next Gen”), in an arm’s length sale to a person or entity that is not an affiliate of either Tenant or Next Gen, or (ii) Tenant has requested and Landlord has advised Tenant in writing within twenty days from the date of Landlord’s receipt of Tenant’s request that Landlord is unable to provide expansion space for Tenant in the Building. Tenant’s notice exercising such termination option shall be irrevocable. As material consideration for the option to terminate herein set forth, Tenant shall deliver to Landlord at least ninety (90) days prior to the End Date Tenant’s good bank check for the “Termination Fee” (as defined below). In calculating the Termination Fee, it will be assumed the “Lease Costs” (as defined below) for the Expansion Premises, the Additional Expansion Premises and the

Conference Center were financed at a fixed interest rate of ten percent (10) per annum with three (3) sixty (60) month self-amortizing loans paid in sixty (60) equal monthly installments due on the first day of each calendar month, commencing on the Rent Commencement Date for the Expansion Premises, the Additional Expansion Premises Commencement Date, and the Conference Center Commencement Date respectively, and the “Termination Fee” will be the sum of the principal balance that would remain outstanding under each of those loans following payment of the monthly installments owing for the calendar month in which the End Date occurs. The term “Lease Costs” means the sum of the following (i) Landlord’s out of pocket contract or purchase price(s) for materials, components, labor, change order, services, insurance requirements, “general conditions”, permits, and all other costs necessary to complete the Expansion Work and/or the Work, plus (ii) Landlord’s professional, designer, architectural and engineering fees and costs, including, without limitation, the cost of review, preparation and revision to drawing and other plans relating to the Expansion Work and/or the Work, plus (iii) all leasing commission paid by Landlord in connection with the First Amendment and/or this Amendment, plus (vi) Landlord’s reasonable legal costs incurred and paid in negotiation and preparing the Lease and/or this Amendment. Notwithstanding anything to the contrary contained herein, at Landlord’s option, Tenant’s termination of the Lease pursuant to this Section 4 shall be ineffective if an Event of Default exists either at the time of Tenant’s exercise of its termination option or at the End Date. Failure of Tenant to timely exercise the option herein grated (“exercise” meaning both the giving of the requisite notice and the payment of the Termination Fee) shall constitute Tenant’s irrevocable waiver of such option.

                                 (b)          Section 3.6 of the Lease is deleted in its entirety.

                     8.          Renewal Option. As of the Additional Expansion Premises Commencement Date, Section 3.7(v)(2) of the Lease is deleted and replaced with “the annual rate of Minimum Rent payable by Tenant during the portion of the Lease Year immediately preceding the commencement of the Renewal Term.”

                    9.          Minimum Rent.

                                 (a)           Minimum Rent as of June 2, 2006. As of June 2, 2006, Section 4.1 of the Lease is deleted in its entirety and replaced with the following:

                                 “ 4.1 Minimum Rent. Annual minimum rent for the Premises (“Minimum Rent”) shall be as follows:

June 2, 2006 through June 31 , 2007	$1,080,726.94 per annum (sum of $741,712.00 for Original Premises and Expansion Premises and $339,014.94 for additional 22,333 square feet)[1]	$90,060.58 per month

July 1, 2007 through June 31, 2008	$1,115,071.94 per annum (sum of $764,890.50 for Original Premises and Expansion Premises and $350,181.44 for additional 22,333 square feet)	$92,922.66 per month

July 1, 2008 through June 31, 2009	$1,149,416.94 per annum (sum of $788,069.00 for Original Premises and Expansion Premises and $361,347.94 for additional 22,333 square feet)	$95,784.75 per month

July 1,2009 through June 31, 2010	$1,183,761.94 per annum (sum of $811,247.50 for Original Premises and Expansion Premises and $372,514.44 for additional 22,333 square feet)	$98,646.83 per month

July 1, 2010 though June 31, 2011	$1,218,106.94 per annum (sum of $834,426.00 for Original Premises and Expansion Premises and $383,680.94 for additional 22,333 square feet)	$101,508.91 per month

                               (b)           Additional Expansion Premises Minimum Rent As of the Additional Expansion Premises Commencement Date, Section 4.1 of the Lease is deleted in its entirety and replaced with the following:

                               “4.1        Minimum Rent. Annual minimum rent for the Premises (“Minimum Rent”) shall be as follows, with “Anniversary of Rent Commencement Date” meaning the first day of the calendar month in which the Additional Expansion Premises

1  Tenant shall pay Minimum Rent for 22,333 square feet of the Additional Expansion Premises commencing on June 2, 2006 due to the Tenant Delay occurring under the Second
            Amendment and in accordance with Section 6(f) hereunder.

Commencement Date occurs, if the Additional Expansion Premises Commencement Date is the first day of a calendar month, or the first day of the first full calendar month following the month in which the Additional Expansion Premises Commencement Date occurs, if the Additional Expansion Premises Commencement Date is a day other the first day of a calendar month:

Additional Expansion Premises Rent Commencement Date through First Anniversary of Rent Commencement Date	$1,124,703.40 per annum (sum of $741,712.00 for Original Premises and Expansion Premises and $382,991.40 for Additional Expansion Premises)	$93,725.28 per month

First Anniversary of Rent Commencement Date through Second Anniversary of Rent Commencement Date	$1,160,496.90 per annum (sum of $764,890.50 for Original Premises and Expansion Premises and $395,606.40 for Additional Expansion Premises)	$96,708.08 per month

Second Anniversary of Rent Commencement Date through Third Anniversary of Rent Commencement Date	$1,196,290.40 per annum (sum of $788,069.00 for Original Premises and Expansion Premises and $408,221.40 for Additional Expansion Premises)	$99,690.87 per month

Third Anniversary of Rent Commencement Date through Fourth Anniversary of Rent Commencement Date	$1,232,083.90 per annum (sum of $811,247.50 for Original Premises and Expansion Premises and $420,836.40 for Additional Expansion Premises)	$102,673.66 per month

Fourth Anniversary of Rent Commencement Date through Fifth Anniversary of Rent Commencement Date	$1,267,877.40 per annum (sum of $834,426.00 for Original Premises and Expansion Premises and $433,451.40 for Additional Expansion Premises)	$105,656.45 per month

                              (c)           Conference Center Minimum Rent. As of the Conference Center Commencement Date, Section 4.1 of the Lease is deleted in its entirety and replaced with the following:

                              “4.1         Minimum Rent. Annual minimum rent for the Premises (“Minimum Rent”) shall be as follows, with “Anniversary of Rent Commencement Date”

meaning the first day of the calendar month in which the Conference Center Commencement Date occurs, if the Conference Center Commencement Date is the first day of a calendar month, or the first day of the first full calendar month following the month in which the Conference Center Commencement Date occurs, if the Conference Center Commencement Date is a day other the first day of a calendar month:

Conference Center Rent Commencement Date through First Anniversary of Rent Commencement Date	$1,219,502.50 per annum (sum of $741,712.00 for Original Premises and Expansion Premises and $477,790.50 for Second Expansion Premises)	$101,625.21 per month

First Anniversary of Rent Commencement Date through Second Anniversary of Rent Commencement Date	$1,258,418.50 per annum (sum of $764,890.50 for Original Premises and Expansion Premises and $493,528.00 for Second Expansion Premises)	$104,868.21 per month

Second Anniversary of Rent Commencement Date through Third Anniversary of Rent Commencement Date	$1,297,334.50 per annum (sum of $788,069.00 for Original Premises and Expansion Premises and $509,265.50 for Second Expansion Premises)	$108,111.21 per month

Third Anniversary of Rent Commencement Date through Fourth Anniversary of Rent Commencement Date	$1,336,250.50 per annum (sum of $811,247.50 for Original Premises and Expansion Premises and $525,003.00 for Second Expansion Premises)	$111,354.21 per month

Fourth Anniversary of Rent Commencement Date through Fifth Anniversary of Rent Commencement Date	$1,375,166.50 per annum (sum of $834,426.00 for Original Premises and Expansion Premises and $540,740.50 for Second Expansion Premises)	$114,597.21 per month

                    Landlord and Tenant acknowledge and agree that if the Additional Expansion Premises Commencement Date and the Conference Center Commencement Date shall occur on the same date, Minimum Rent shall be calculated and payable in accordance with Section 9(c).

                                    (d)          All Minimum Rent shall be payable in equal monthly installments due on the first day of each month without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):

HUB Properties LLC P.O. Box 845559 Boston, MA 02284-5559

                    10.          Base Year. As of the Additional Expansion Premises Commencement Date, the Definition of “Base Year” set forth in Section 1 of the Lease is deleted in its entirety and replaced with the following:

                                    “Base Year: The term “Base Year” shall mean calendar year 2006.”

                     11.          Signage. As of the Additional Expansion Premises Commencement Date, Tenant shall be permitted to increase its square footage of monument signage at the Property to a number of square feet equal to 70.76% of the monument signage square footage permitted by Horsham Township for the Property less the square footage of any Building identification signage desired by Landlord, subject to the reasonable approval of Landlord and subject to Tenant’s obtaining all necessary permits for such signage from Horsham Township. All signage shall be erected, and all permits obtained therefor, at Tenant’s sole cost and expense.

                    12.           Parking . As of the Additional Expansion Premises Commencement Date, Section 30.7 of the Lease is amended by adding the following to the end thereof:

                           “In addition to the foregoing rights, Tenant shall have the exclusive use of 10 parking spaces on the Property at the location depicted on the “Parking Plan” attached as Exhibit B hereto and made a part hereof. Tenant shall be solely responsible for monitoring the use of and erecting and maintaining the signage for the ten (10) spaces and for all costs and expenses associated therewith. Landlord shall have no obligation to install or maintain signage or police parking in or around Tenant’s ten (10) reserved spaces. Landlord reserves the right to alter, modify, construct, relocate or substitute parking areas and facilities from time to time, provided that the number of parking spaces guaranteed for Tenant’s exclusive use hereunder shall not thereby be reduced.”

                    13.          Supplemental HVAC Units. As of the Additional Expansion Premises Commencement Date, Section 8.1 of the Lease is amended by adding the following section to the end thereof:

                    “Section 8.1.3 HVAC Upgrade. Landlord shall cause, at Landlord’s sole cost and expense, the heating and air-conditioning units servicing the 2nd floor computer room (the “Computer Room”), located as shown on Exhibit C, attached hereto and incorporated herein (the “HVAC Units”), to be inspected by a contractor selected by Landlord in Landlord’s reasonable discretion. In a timely manner thereafter, Landlord shall cause, at Landlord’s sole cost and expense, the HVAC Units to be upgraded, replaced, refurbished or serviced as recommended by Landlord’s contractor in order that the HVAC Units provide sufficient supplemental heating and air-conditioning service to the Computer Room, according to specifications (the “Specifications”) to be mutually and reasonably agreed upon by Landlord and Tenant (the

“HVAC Upgrade”). At such time as the HVAC Upgrade is complete, the HVAC Units shall be Tenant’s sole obligation to maintain, repair or replace.

                    Tenant shall bear all costs and expenses related to the maintenance and operation of the HVAC Units. Without limiting the generality of the foregoing, during the Term Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld or delayed) providing for quarterly inspection and maintenance of the HVAC Units, and Tenant shall furnish to Landlord a copy of said contract from time to time upon Landlord’s request.

                    Notwithstanding anything contained herein to the contrary, at the conclusion of the HVAC Upgrade, Landlord shall provide Tenant with either a one-year warranty or service contract covering major components of the HVAC Units. During the term of such contract or warranty, Tenant shall maintain the HVAC Units and adhere to the Specifications as written and the maintenance requirements required by the contract or warranty to keep the same in effect. The HVAC Units shall remain the property of Landlord at the expiration or sooner termination of the Term.

                    Section 8.1.4 Additional Supplemental HVAC Units. Landlord shall provide to Tenant the supplemental HVAC units (the “Supplemental HVAC Units”) currently located in the Additional Expansion Premises in “AS-IS” condition to serve the computer room located in the Additional Expansion Premises (the “Additional Computer Room”). It shall be Tenant’s sole obligation to maintain, repair or replace the Supplemental HVAC Units.

                    Tenant shall bear all costs and expenses related to the maintenance and operation of the Supplemental HVAC Units. Without limiting the generality of the foregoing, during the Term Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld or delayed) providing for quarterly inspection and maintenance of the Supplemental HVAC Units, and Tenant shall furnish to Landlord a copy of said contract from time to time upon Landlord’s request.

                    Notwithstanding anything contained herein to the contrary, Landlord shall provide Tenant with either a one-year warranty or service contract covering major components of the HVAC Units commencing on the Additional Expansion Premises Commencement Date. During the term of such contract or warranty, Tenant shall maintain the HVAC Units and adhere to the maintenance requirements required by the contract or warranty to keep the same in effect. The HVAC Units shall remain the property of Landlord at the expiration or sooner termination of the Term.”

                    14.          Right of First Offer. As of the Additional Expansion Premises Commencement Date, Sections 2.3.1 and 2.3.2 of the Lease are hereby deleted in their entirety and replaced with the following:

                     “2.3.1     Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including the Renewal Term, if Tenant shall have timely exercised its Renewal Option under the Lease) and provided no uncured Event of Default then exists hereunder, and further provided that Landlord shall have received a bona fide request for proposal with respect to all or any portion of the space located on the first floor of the Building and adjacent to the Additional Expansion Premises, as shown on the schematic plan prepared by Space Design Incorporated, dated March 27, 2006, drawing SK6A/01, attached hereto as Exhibit D and incorporated herein (the “Available Space”), Landlord shall first offer the Available Space to Tenant on the same terms and conditions (including, without limitation, length of term and rate of minimum rent) as Landlord would propose to the unrelated third party which has requested a proposal.

                    2.3.2  Landlord’s offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the Available Space proposed to be leased, the date it is expected to be available, the proposed terms and conditions of lease and a floor plan of the space in question. Tenant shall have ten (10) business days after the date Tenant receives Landlord’s offer (“Landlord’s Offer”) to accept or decline the same without modification, provided that, notwithstanding anything contain herein to the contrary, Tenant shall have no right to accept Landlord’s Offer for the Available Space unless Tenant, in addition to leasing any portion of the Available Space contained in Landlord’s offer, agrees to lease that portion of the Available Space identified as “Nextgen Phase IV-Expansion” on the schematic plan attached hereto as Exhibit D if such space is not lease to another tenant. In the event that Tenant does not accept Landlord’s offer in writing (and without modification) within ten (10) business days after the date on which Tenant receives Landlord’s offer, then Landlord shall be free to lease the Available Space to the party issuing the bona fide request for a proposal. In the event that Tenant accepts Landlord’s offer in writing (without modification) within such time period, Landlord and Tenant shall have thirty (30) days from the date of Tenant’s acceptance in which to enter into a lease agreement for the Available Space or Landlord shall be free to lease the Available Space to any prospective tenant. Provided Landlord and Tenant enter into such lease agreement, Tenant shall begin paying rent for the Available Space on a date that is no later than four (4) months from the date of execution of the lease agreement. Landlord and Tenant acknowledge and agree that if the Available Space subsequently becomes available again, Tenant shall have the same right of first offer contained herein.”

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                    15.          Ratification of Confession of Judgment.

                                   SECTION 17.2 OF THE LEASE PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY AND FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVED ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. TENANT HEREBY RATIFIES AND CONFIRMS SECTION 17.2 OF THE LEASE AND CONFIRMS THAT SUCH SECTION APPLIES TO THE RENT DUE WITH RESPECT TO THE ADDITIONAL EXPANSION PREMISES AND LANDLORD’S POSSESSION OF THE ADDITIONAL EXPANSION PREMISES. SPECIFICALLY, TENANT ACKNOWLEDGES THAT THE LEASE, AS AMENDED HEREBY, PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY DUE UNDER THE LEASE, AS AMENDED HEREBY, AND FOR EJECTMENT WITH RESPECT TO THE ENTIRE PREMISES. TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT UNDER THE LEASE, AS AMENDED HEREBY, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THE LEASE AND THIS AMENDMENT BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THE LEASE AND IN THE AMENDMENT OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAS BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

(Tenant’s Initials)

                    16.          Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended hereby, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease, as amended hereby, or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

                    17.          Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than The Flynn Company and Kern Olsen Real Estate Services, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

                    18.          Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, as amended hereby, and represents and warrants to Landlord that Tenant has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

                    19.          Binding Effect; Inconsistency; Governing Law. Except as amended hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

                    20.          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same Amendment.

[execution on following page]

Executed as of the date first written above.

LANDLORD:
HUB PROPERTIES LLC,
a Massachusetts limited liability company

By:	MA PO, LLC,
a Delaware limited liability company,
its Managing Member

By:

Name: Jennifer B. Clark
Title: Vice President

TENANT:

QUALITY SYSTEMS, INC.,
a California corporation

By:

	Name:	Paul Holt
Title: CFO

EXHIBIT A

CONFIRMATION AGREEMENT OF LEASE TERM

                    THIS IS AN AGREEMENT dated as of the _______ day of _______________200_____ by and between HUB PROPERTIES LLC (“Landlord”) and QUALITY SYSTEMS, INC. (“Tenant”).

WITNESSETH:

                    WHEREAS, by an Office Lease dated May 8, 2002 between the parties hereto, as amended by that certain Expansion and Extension Amendment to Office Lease dated October 8, 2004 (collectively, the “Lease”) Landlord leased to Tenant and Tenant leased and took from Landlord, certain premises at 795 Horsham Road in Horsham, Pennsylvania for the Term and upon the terms and conditions more specifically set forth therein (the “Original Premises and Expansion Premises”);

                    WHEREAS, by an Amended and Restated Second Amendment to Office Lease dated ___________, 2006 between the parties hereto (the “Amendment”), Landlord leased to Tenant and Tenant leased and took from Landlord, certain additional premises at 795 Horsham Road in Horsham, Pennsylvania for the Term and upon the terms and conditions more specifically set forth therein (the “Additional Expansion Premises and Conference center”);

                    WHEREAS, the Amendment provides that the parties shall execute a confirmation of certain terms of the Lease, as amended, when the Conference Center Commencement Date (as defined in the Amendment) occurs;

                    NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                    A.          The Lease has not been amended except for the Amendment and as follows:

                     B.          Tenant is now in possession of the Original Premises, the Expansion Premises, the Additional Expansion Premises and the Conference Center.

                    C.          Tenant acknowledges that the Lease, as amended by the Amendment, is in full force and effect.

                    D.          The Additional Expansion Premises Commencement Date, the Conference Center Commencement Date and the Termination Date of the Term of the Lease (with respect to the Original Premises, the Expansion Premises, the Additional Expansion Premises and the Conference Center) are as follows:

Additional Expansion Premises Commencement Date:

A-1

____________________ 2006

Conference Center Commencement Date:
____________________ 2006

Termination Date:

____________________, 2011

                    E.          Tenant’s obligation to pay Rent with respect to the Additional Expansion Premises commences on the Additional Expansion Premises Commencement Date.

                    F.          Tenant’s obligation to pay Rent with respect to the Conference Center commences on the Conference Center Commencement Date.

                    G.          Tenant acknowledges that the Additional Expansion Premises and the Conference Center are accepted by Tenant as having been constructed in accordance with the terms of the Amendment.

                    H.          Nothing in this Agreement is intended to change or modify the rights of the parties under the Lease, as amended by the Amendment.

                    IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their duly authorized representatives the day and year first above written.

LANDLORD:

HUB PROPERTIES LLC,
a Massachusetts limited liability company

By:	MA PO, LLC,
a Delaware limited liability company,
its Managing Member

By:

Name: Jennifer B. Clark
Title: Vice President

TENANT:

QUALITY SYSTEMS, INC., a California corporation

By:

Name:
Title:

A-2

EXHIBIT B

PARKING PLAN

[SEE ATTACHED]

B-l

EXHIBIT C

COMPUTER ROOM

[SEE ATTACHED]

C-l

EXHIBIT D

AVAILABLE SPACE

[SEE ATTACHED]

D-l